Exhibit 99.1

Autonomix Medical, Inc. Announces Pricing of $9.0 Million Underwritten Public Offering

THE WOODLANDS, TX — November 22, 2024 – Autonomix Medical, Inc. (NASDAQ: AMIX) (“Autonomix” or the “Company”), a medical device company focused on advancing precision nerve-targeted treatments, today announced the pricing of an underwritten public offering of common stock units and pre-funded warrant units for aggregate gross proceeds of approximately $9.0 million prior to deducting underwriting discounts and commissions and offering expenses.

The equity offering is comprised of 1,376,287 common stock units (or pre-funded warrant units in lieu of common stock units), priced at a public offering price of $6.54 per common stock unit (or $6.539 per pre-funded warrant unit). Each common stock unit and pre-funded warrant unit consists of one share of common stock (or, in lieu of common stock, a pre-funded warrant to purchase one share of common stock at an exercise price of $0.001) and one warrant to purchase one share of common stock that expires on the five-year anniversary of the date of issuance (a "Series A Warrant"). The exercise price for the Series A warrant is $6.54 per share. The warrants to be issued in this transaction are fixed priced and do not contain any variable pricing features. The securities comprising the units are immediately separable and will be issued separately.

In addition, the Company has granted the underwriter a 45-day option to purchase additional shares of common stock and/or Series A warrants, representing up to 15% of the number of securities sold in the offering, solely to cover over-allotments, if any.

Ladenburg Thalmann & Co. Inc. is acting as the sole bookrunning manager for the offering.

The offering is expected to close on or about November 25, 2024, subject to customary closing conditions.

The Company intends to use the net proceeds from this offering to fund its clinical trial, for other research and development, for development of intellectual property, and for working capital.

The securities described above are being offered by the Company pursuant to a registration statement on Form S-1 (No. 333-282940), which was declared effective by the Securities and Exchange Commission (the “SEC”) on November 22, 2024. The offering is being made solely by means of a prospectus. A final prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus may be obtained, when available, from Ladenburg Thalmann & Co. Inc., 640 Fifth Avenue, 4th Floor, New York, New York 10019, or by telephone at (212) 409-2000, or by email at prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Autonomix Medical, Inc.

Autonomix is a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated. The Company’s first-in-class platform system technology includes a catheter-based microchip sensing array that may have the ability to detect and differentiate neural signals with approximately 3,000 times greater sensitivity than currently available technologies. We believe this will enable, for the first time ever, transvascular diagnosis and treatment of diseases involving the peripheral nervous system virtually anywhere in the body.

We are initially developing this technology for the treatment of pain, with initial trials focused on pancreatic cancer, a condition that causes debilitating pain and is without a reliable solution. Our technology constitutes a platform to address dozens of indications, including cardiology, hypertension and chronic pain management, across a wide disease spectrum. Our technology is investigational and has not yet been cleared for marketing in the United States.

Forward Looking Statements

Some of the statements in this release are “forward-looking statements,” which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation the satisfaction of customary closing conditions related to the public offering, the completion of the public offering, and the use of the anticipated proceeds from the offering. Such forward-looking statements can be identified by the use of words such as “should,” “might,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.”

Although Autonomix believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on May 31, 2024, and from time to time, our other filings with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained and Autonomix does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor and Media Contact

JTC Team, LLC

Jenene Thomas

908-824-0775

autonomix@jtcir.com